Exhibit 21.1

DOUBLEVERIFY HOLDINGS, INC.

SUBSIDIARIES OF THE REGISTRANT

Legal Name	State or Jurisdiction of Incorporation or Organization

DoubleVerify Inc.	Delaware

DoubleVerify MidCo, Inc.	Delaware

Ad-Juster, Inc.	Delaware

DoubleVerify, Ltd.	Israel

DoubleVerify, Ltd.	UK

DoubleVerify, GMBH	Germany

DoubleVerify Pty Ltd.	Australia

DoubleVerify Pte. Ltd.	Singapore

DoubleVerify Solutions Canada Inc.	Canada

DoubleVerify France SARL	France

DoubleVerify Spain, S.L.	Spain

DoubleVerify Japan K.K.	Japan

Leiki Oy	Finland

Zentrick NV	Belgium

Zentrick Inc.	Delaware

DoubleVerify Servicos de Verificacao Publicitaria Ltda.	Brazil

DoubleVerify de Mexico S. de R.L. de C.V.	Mexico